Exhibit 10.1

February 13, 2023

Mars Acquisition Corp.

Americas Tower, 1177 Avenue of The Americas

Suite 5100

New York, NY 10036

(888) 622-1218

Re: Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and among Mars Acquisition Corp., a Cayman Islands company limited by shares (the “Company”), Maxim Group LLC, as representative (the “Representative”) of the several underwriters (each, an “Underwriter” and collectively, the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”) of 6,000,000 of the Company’s units (including up to 900,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one of the Company’s ordinary shares, par value $0.000125 per share (“Ordinary Shares”) and one right. Each right (each, a “Right”) entitles the holder thereof to receive two-tenths (2/10) of one ordinary share upon consummation of our initial business combination. The Units shall be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”) and the Company shall apply to have the Units listed on The Nasdaq Global Market. Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mars Capital Holding Corporation, a British Virgin Islands company limited by shares (the “Sponsor”), and each of the undersigned individuals, each of whom is a member of the Company’s board of directors (the “Board”) and/or management team (each, an “Insider” and collectively, the “Insiders”), hereby agrees, jointly and severally, with the Company as follows:

1. The Sponsor and each Insider agrees with the Company that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any shares of Ordinary Shares owned by it, him or her in favor of the proposed Business Combination (including any proposals recommended by the Board in connection with such Business Combination) and (ii) not redeem any Ordinary Shares owned by it, him or her in connection with such shareholder approval. If the Company engages in a tender offer in connection with any proposed Business Combination, the Sponsor and each Insider agrees that it, he or she will not seek to sell its, his or her shares of Ordinary Shares to the Company in connection with such tender offer. Any such payments would be made in the form of a non-interest bearing loan.

2. (a) In the event that the Company fails to consummate a Business Combination within fifteen (12) months, the Sponsor may extend the time period by which the Company must consummate a Business Combination by an additional three (3) months up to two times for a total of 18 months. If the Sponsor elects to extend, for each 3-month extension the Sponsor will deposit into the Trust Account an amount equal to 1% of the gross proceeds of the Offering, representing $0.10 for each share of Ordinary Shares sold in the Public Offering on or prior to the date of the deadline. Such payment would be in the form of a non-interest-bearing loan. Pursuant to this Letter Agreement, the Sponsor has agreed to waive its right to be repaid for such loan in the event that the Company fails to complete a Business Combination.

(b)  The Sponsor and each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination within the timeframe set forth in the Company’s amended and restated memorandum and articles of association, as it may be amended from time to time (the “M&A”), and Section 2(a) herein, the Sponsor and each Insider shall take all reasonable steps to cause the Company to: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Ordinary Shares sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (as defined below), including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman law to provide for claims of creditors and other requirements of applicable law.

The Sponsor and each Insider agrees not to propose any amendment to the M&A to modify: (i) the substance or timing of the ability of holders of Offering Shares to seek redemption in connection with a Business Combination or amendments to the M&A prior thereto; or (ii) (A) the Company’s obligation to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within such time set forth in the M&A; or (B) any other provisions relating to stockholders' rights or pre-initial Business Combination activity, unless the Company provides its public stockholders with the opportunity to redeem their shares of Ordinary Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Offering Shares.

The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares held by it, him or her. The Sponsor and each Insider hereby further waives, with respect to any shares of Ordinary Shares held by it, him or her, if any, whether acquired now or hereafter, any redemption rights it, he or she may have in connection with the consummation of a Business Combination or amendments to the M&A prior thereto, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or a stockholder vote to approve an amendment to the M&A to modify: (i) (A) the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company has not consummated a Business Combination within the time period set forth in the M&A; or (B) any other provisions relating to stockholders' rights or pre-initial Business Combination activity; or (ii) in the context of a tender offer made by the Company to purchase shares of Ordinary Shares (although the Sponsor, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if the Company fails to consummate a Business Combination within the time period set forth in the M&A).

3. Notwithstanding the provisions set forth in paragraphs 7(a) and (b) below, during the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, directly or indirectly, without the prior written consent of the Representative, Transfer any Ordinary Shares or any Units, Founder Shares, Rights or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares or publicly announce an intention to effect any such transaction. Each of the Insiders and the Sponsor acknowledges and agrees that, prior to the effective date of any release or waiver of the restrictions set forth in this paragraph 3 or paragraph 7 below, the Company shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any such release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (i) the release or waiver is effected solely to permit a transfer of securities without consideration and (ii) the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

4. In the event of the liquidation of the Trust Account upon the failure of the Company to consummate its Initial Business Combination within the time period set forth in the Company’s M&A, the Sponsor (which for purposes of clarification shall not extend to any other shareholders, members or managers of the Sponsor) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party (other than the Company’s independent accountants) for services rendered or products sold to the Company or (ii) a prospective target business with which the Company has discussed entering into a transaction agreement for a Business Combination (a “Target”); provided, however, with respect to claims described in (i) and (ii) above, that such indemnification of the Company by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent public accountants) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per Offering Share or (ii) such lesser amount per Offering Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account which may be withdrawn to pay taxes. Such liability will not apply to any claims by a third party (including a Target) who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, pursuant to the Underwriting Agreement. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible to the extent of any liability for such third party claims. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies the Company in writing that it shall undertake such defense. For the avoidance of doubt, none of the Company’s officers or directors will indemnify the Company for claims by third parties, including, without limitation, claims by vendors and prospective Targets.

5. To the extent that the Underwriters do not exercise their over-allotment option to purchase up to an additional 900,000 Units in full within 45 days from the date of the Prospectus (and as further described in the Prospectus), the Sponsor agrees to forfeit, at no cost, a number of Founder Shares in the aggregate equal to 225,000 multiplied by a fraction: (i) the numerator of which is 900,000 minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option; and (ii) the denominator of which is 900,000. The Sponsor will be required to forfeit only that number of Founder Shares as is necessary so that the Founder Shares will equal 20.0% of the sum of the Founder Shares, plus the Offering Shares. For the avoidance of doubt, no other shares of Shares, including the Representative Shares, shall impact the calculation of the number of Founder Shares to be forfeited pursuant to this section.

6. The Sponsor and each Insider hereby agrees and acknowledges that: (i) the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsor or an Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 7(a), 7(b), and 9 of this Letter Agreement (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7. (a) The Sponsor and each Insider agree that it, he or she shall not Transfer any Founder Shares until the earlier of (A) six months after the completion of the Company’s initial Business Combination and (B) subsequent to the Business Combination, (x) if the last reported sale price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 60 days after the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b) The Sponsor and each Insider agree that it, he or she shall not Transfer any Private Placement Units (or Ordinary Shares issued or issuable upon the exercise of the Private Placement Units) until 30 days after the completion of a Business Combination (the “Private Placement Units Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 7(a) and (b), Transfers of the Founder Shares, Private Placement Units and Ordinary Shares issued or issuable upon the exercise or conversion of the Private Placement Units or the Founder Shares and that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 7(c)), are permitted (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor; (b) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (f) to a nominee or custodian holding securities on behalf of a beneficial owner to whom a disposition or transfer would be permissible under clauses (a) through (e) above; (g) in the event of the Company’s liquidation prior to the completion of an initial Business Combination; or (h) by virtue of the laws of the British Virgin Islands or the Sponsor’s corporate agreement upon dissolution of the Sponsor; provided, however, that in the case of clauses (a) through (f) and (h), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the restrictions in this Agreement.

8. The Sponsor and each Insider represent and warrant that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background. The Sponsor’s and each Insider’s questionnaire furnished to the Company, if any, is true and accurate in all respects. The Sponsor and each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

9. Except as disclosed in or expressly contemplated by the Prospectus, neither the Sponsor nor any Insider nor any affiliate of the Sponsor or any Insider, nor any director or officer of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of a Business Combination (regardless of the type of transaction that it is).

10. The Sponsor and each Insider have full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or a director on the board of directors of the Company and hereby consents to being named in the Prospectus, road show and any other materials as an officer and/or a director of the Company, as applicable.

11. As used herein, (i) “Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Shares” shall mean, collectively, the Ordinary Shares and the Founder Shares; (iii) “Founder Shares” shall mean the 1,725,000 shares of the Company’s ordinary shares, par value $0.000125 per share, (which shall be reduced to 1,500,000 shares if the over-allotment option is not exercised by the Underwriters) initially held by the Sponsor; (iv) “Initial Shareholders” shall mean the Sponsor and any other holder of Founder Shares immediately prior to the Public Offering; (v) “Private Placement Units” shall mean 355,000 Units (or 391,000 Units if the over-allotment option is exercised in full) that the Sponsor has agreed to purchase for an aggregate purchase price of $3,550,000 (or $3,900,000 if the over-allotment option is exercised in full) in the aggregate, or $10.00 per Unit, in a private placement that shall occur simultaneously with the consummation of the Public Offering; (vi) “Public Shareholders” shall mean the holders of securities issued in the Public Offering; (vii) “Representative Shares” shall mean the 240,000 shares of Ordinary Shares (or 276,000 shares of Ordinary Shares if the over-allotment option is exercised in full) that will be issued to the Representative or its designees as compensation in connection with the Public Offering ; (viii) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Units shall be deposited; and (ix) “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

12. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the Company, the Sponsor and each Insider that is the subject of any such change, amendment, modification or waiver.

13. Except as otherwise provided herein, no party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

14. Except as provided for in paragraph 6, nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. Except as provided for in paragraph 6, all covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representative and assigns and permitted transferees.

15. This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

16. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

17. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

18. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

19. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods and (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by December 31, 2022; provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

21. The Company, the Sponsor, and each Insider hereby acknowledges and agrees that the Representative on behalf of the Underwriters is a third-party beneficiary of this Letter Agreement.

[Signature Page Follows]

Sincerely,

MARS CAPITAL HOLDING CORPORATION

By:	/s/ Shanchun Huang
Name:	Shanchun Huang
Title:	Director

By:	/s/ Karl Brenza
Name:	Karl Brenza

By:	/s/ Shanchun Huang
Name:	Shanchun Huang

By:	/s/ Xiaochen Zhao
Name:	Xiaochen Zhao

By:	/s/ Xin He
Name:	Xin He
By:	/s/ Yenyou Zheng
Name:	Yenyou Zheng

By:	/s/ James Jenkins
Name:	James Jenkins

By:	/s/ Yang Liu
Name:	Yang Liu

Acknowledged and Agreed:

MARS ACQUISITION CORP.

By:	/s/ Karl Brenza
Name: Karl Brenza
Title: CEO and CFO

[Signature Page to Letter Agreement]